Exhibit 10.1

5200 Maryland Way Suite 400 Brentwood, TN 37027 Tel: 800-890-7271 Fax: 615-373-9932
June 12, 2007
Mr. Jim Reichmann
1322 Garrick Way
Marietta, Georgia 30068
Dear Jim:
     I am excited to offer you the position of Senior Vice President, Sales and Marketing of American HomePatient, Inc. (the “Company”). The following are some important details about the position.
     JOB DESCRIPTION. You will be responsible for the sales and marketing aspects of the Company’s operations and shall have the title Senior Vice President, Sales and Marketing. You will perform the duties and responsibilities assigned to you from time to time in accordance with the policies and objectives established by the Board of Directors and Chief Executive Officer and Chief Operating Officer of the Company. You will report directly to the Company’s Chief Operating Officer. You will be expected to devote your full time, attention and skill to your duties herein and to use your best efforts to attain or exceed the Company’s objective goals for profit, quality, stability and growth. You will at all times while employed by the Company comply fully with the Company’s “Guidelines of Company Policies and Conduct” and any other compliance programs of the Company, as such programs may be amended from time to time, and you acknowledge that your obligations under such programs as an employee are contractual in nature.
     SALARY AND BONUS. While you are employed by the Company, you will be paid a base salary of Two Hundred Thousand Dollars and No/100 Dollars ($200,000) per year, payable in accordance with the Company’s standard payroll practices. You will be entitled to receive incentive compensation of up to forty percent (40%) of your annual base salary under such incentive programs as may from time to time be provided to employees of the Company of similar rank, which programs may be created, changed or terminated at any time at the Company’s sole discretion. The Company’s Board of Directors will conduct an annual merit review in connection with the review of all similar ranking officers of the Company regarding your performance to consider increasing your base salary. You also will be entitled to a monthly car allowance of $600 during your employment.

     STOCK OPTIONS. We will recommend that the Board of Directors will grant to you options to purchase 75,000 (35,000 upon date of employment and an additional 40,000 upon Board of Directors approval) shares of the Company’s common stock. The options will be granted with an exercise price equal to the fair market value of the Company’s common stock on the date that the options are granted. Twenty-five percent of the options will vest immediately following their grant, and an additional twenty-five percent of the options will vest on each of the first through the third anniversaries of the date that your employment with the Company commences.
     BENEFITS. During your employment with the Company, you will be entitled to such medical, dental, disability and life insurance benefits, participation in any profit-sharing plan or similar plans of the Company, and such other employee benefits as are provided to employees of the Company of similar rank from time to time.
     EXPENSE REIMBURSEMENT. The Company recognizes that your primary residence is in Atlanta, Georgia, and the Company acknowledges that you plan to continue residing in Atlanta while you are employed by the Company. The Company will expect that you will work in Brentwood, Tennessee during the regular work week As an inducement for you to accept this offer of employment, the Company will reimburse you for all reasonable and actual travel and other expenses incurred by you in traveling to and from Atlanta and Brentwood. The Company will also cover your reasonable and actual lodging and food related expenses that you incur while working in Nashville. Reimbursement for business travel expenses will be subject to compliance with the Company’s reimbursement policies as established from time to time.
     NO FIXED EMPLOYMENT TERM. You acknowledge and agree that this letter agreement does not entitle you to employment for any specific term and that your employment with the Company is “at-will,” meaning that you may be terminated with or without cause at anytime.
     CONFIDENTIAL INFORMATION. In consideration of the covenants of the Company set forth in this letter, you agree and acknowledge that you will have access to or become aware of certain confidential, restricted and/or proprietary information concerning operation by the Company and its affiliates of their home health care businesses (collectively the “Business”). By signing this letter, you undertake and agree that you will have a duty to the Company and its affiliates to protect such information from use or disclosure. For the purposes of this paragraph, the following definitions will apply:
i.	“Trade Secret” as related to the Business, will mean any specialized technical information or data relating to (a) procurement of medical equipment and other inventory for resale; (b) marketing strategy or plans of the Company or its affiliates; (c) proprietary computer software; and (d) terms of contracts with suppliers, employees and principal customers of the Company or its affiliates which are not generally known to the competitors of the Company.

ii.	“Confidential Information,” as related to the Business, will mean any data or information, other than Trade Secrets, which is material to the Company or its affiliates and not generally known by the public. Confidential Information will in-

clude, without limitation, any information pertaining to the Business Opportunities (as hereinafter defined) of the Company or its affiliates, the details of this letter, and the business plans, financial statements and projections of the Company or its affiliates.

iii.	“Business Opportunity” will mean any information or plans of the Company or its affiliates concerning the purchase of or investment in any retail outlets, stores, distribution centers or similar retail facilities in the field of home health care, or the availability of any such outlets for purchase or investment by the Company or its affiliates, together with all related information, concerning the specifics of any contemplated purchase or investment (including price, terms and the identity of such outlet), regardless of whether the Company or its affiliates have entered any agreement, made any commitment, or issued any bid or offer to such outlet or other facility.
     You agree that you will not, without the prior written consent of the Company, use or disclose, or negligently permit any unauthorized person who is not an employee of the Company to use, disclose, or gain access to, any Trade Secrets or Confidential Information.
     You will, with reasonable notice during and after your employment by the Company, furnish information as may be in your possession and cooperate with the Company or its affiliates as may reasonably be requested in connection with any claims or legal actions in which you are or may become a party. The Company will reimburse you for any reasonable out-of-pocket expenses you incur in order to satisfy her obligations under this clause paragraph.
     GOVERNING LAW. This letter will be interpreted under, subject to and governed by the substantive laws of the State of Tennessee, without giving effect to provisions thereof regarding conflict of laws, and all questions concerning its validity, construction, and administration will be determined in accordance thereby.
     COUNTERPARTS. This letter may be executed simultaneously in any number of counterparts, each of which will be deemed an original but all of which will together constitute one and same instrument.
     MODIFICATION. This letter may not be modified or amended except in writing signed by the parties. No term or condition of this letter will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

     If the terms set forth above are acceptable to you, please sign the duplicate copy of this letter at the bottom, to indicate your receipt and acceptance of the terms and conditions of this offer of employment letter. We expect that your start date will be June 18, 2007. We look forward to you joining us.

Sincerely, American HomePatient, Inc.

By:	/s/ Frank Powers
Frank Powers,
Executive VP & Chief Operating Officer

I acknowledge receipt and acceptance of the above offer of employment.

/s/ Jim Reichmann	Date:	6/18/07

Jim Reichmann